Exhibit 5.1

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

June 17, 2004

Saks Incorporated

    and its Subsidiary Guarantors

750 Lakeshore Parkway

Birmingham, Alabama 35211

Registration Statement on Form S-3

of Saks Incorporated and Affiliated Registrants

(the “Registration Statement”)

Ladies and Gentlemen:

I refer to the Registration Statement of Saks Incorporated (the “Company”), to be filed with the Securities and Exchange Commission for the registration of (i) $230,000,000 aggregate principal amount of the Company’s 2.00% Convertible Senior Notes due March 15, 2024 (the “Notes”) issued pursuant to an Indenture, dated as of March 23, 2004 (the “Indenture”), among the Saks Entities and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), (ii) the unconditional guarantees (the “Guarantees”) of the Notes issued by the subsidiary corporations, partnerships, and limited liability companies (the “Guarantors” and together with the Company the “Saks Entities”) listed on the cover to the Registration Statement; (iii) 12,307,001 shares of the Company’s common stock, $.10 par value per share, issuable upon conversion of the Notes (the “Shares”); and (iv) the rights to purchase shares of Series C preferred stock of the Company attached to and traded with the Company’s common stock (the “Rights”).

I have examined the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement, or other applicable organization documents of each of the Saks Entities, the Registration Statement, the forms of Note and Note Guarantees, and Indenture, and all matters of fact and law as I determined were necessary for purposes of this opinion letter. I am familiar with the corporate proceedings relating to the Registration Statement and the proposed issuance of the Notes.

For purposes of this opinion letter, I have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, and (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms.

Based on the foregoing, it is my opinion that:

1. The Notes and Guarantees have been duly and validly authorized by the Company and each Guarantor and constitute valid and legally binding obligations of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with their terms, except that the enforceability of the Notes and Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in equity or at law).

2. The Shares are duly authorized and reserved for issuance by the Company upon conversion of the Notes and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

3. The Rights are duly authorized, and, when issued by the Company upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be fully paid and nonassessable.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Charles J. Hansen
Charles J. Hansen Executive Vice President and General Counsel